Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Airgain, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-213770) on Form S-8 of Airgain, Inc. of our report dated March 15, 2019, with respect to the balance sheets of Airgain, Inc. as of December 31, 2018 and 2017, and the related statements of operations, comprehensive income (loss), stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of Airgain, Inc..

/s/ KPMG LLP

San Diego, California

March 15, 2019